Exhibit 12.02
                   CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  FOR THE FIVE YEARS ENDED DECEMBER 31, 1995
                                (in thousands)
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                                                    1995       1994      1993        1992         1991
                                                    ____       ____      ____        ____         ____
Net income. . . . . . . . . . . . . . . . . . .  $ 70,631    $ 81,913   $ 84,011    $ 72,601(c) $ 75,683(c)

Add--Federal and state income taxes:
  Current (a) . . . . . . . . . . . . . . . . .    41,276      38,097     50,441       6,110      36,316
  Deferred (net). . . . . . . . . . . . . . . .     5,627      13,190      1,674      33,998       7,573
  Investment tax credit amortization. . . . . .    (3,361)     (3,367)    (3,366)     (3,336)     (3,464)
  Income tax applicable to nonoperating
    activities. . . . . . . . . . . . . . . . .       941         603        631       2,989       2,413
                                                 ________    ________   ________    ________    ________
                                                   44,483      48,523     49,380      39,761      42,838
                                                 ________    ________   ________    ________    ________
Net income before income taxes. . . . . . . . .   115,114     130,436    133,391     112,362     118,521
                                                 ________    ________   ________    ________    ________
Add--Fixed charges
  Interest on long-term debt (b). . . . . . . .    31,168      31,164     32,823      35,534      36,652
  Interest on provision for revenue refunds . .         -           -          -        (803)      4,261
  Other interest. . . . . . . . . . . . . . . .       853         358        479         392       1,231
  Amortization of net debt premium, discount,
    expense and loss (b). . . . . . . . . . . .     1,703       1,678      1,598         863         338
                                                 ________    ________   ________    ________    ________
                                                   33,724      33,200     34,900      35,986      42,482
                                                 ________    ________   ________    ________    ________
Earnings as defined . . . . . . . . . . . . . .  $148,838    $163,636   $168,291    $148,348    $161,003
                                                 ========    ========   ========    ========    ========

Ratio of earnings to fixed charges. . . . . . .      4.41        4.93       4.82        4.12        3.79
Earnings required for preferred dividends:
  Preferred stock dividends . . . . . . . . . .  $  3,850    $  3,510   $  3,718    $  4,549    $  5,396
  Adjustment to pre-tax basis . . . . . . . . .     2,425       2,079      2,185       2,491       3,054
                                                 ________    ________   ________    ________    ________
                                                 $  6,275    $  5,589   $  5,903    $  7,040    $  8,450
Fixed charges plus preferred stock
  dividend requirements . . . . . . . . . . . .  $ 39,999    $ 38,789   $ 40,803    $ 43,026    $ 50,932
                                                 ========    ========   ========    ========    ========
Ratio of Earnings to fixed charges plus
  preferred stock dividend requirements . . . .      3.72        4.22       4.12        3.45        3.16
_________________________
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(a)  Federal portion and state portion are shown separately in Notes to
     Financial Statements.
(b)  Combined as interest charges on long-term debt on Statements of Income.
(c)  Includes revenues collected subject to refund.